Exhibit 10.3

1989 Incentive Compensation Plan — as amended Vesting in Period Certificate of Restricted Stock Award Date of Vest Shares Vesting Over the Period Occurs End of Period Jan-30-2008 1000 Awarded to: Social Security Number: Employee ID: Award Issued: Type of Stock Award: Restricted Stock Award Number: Award Date: Award Price: This restricted stock award was granted to you on by Allergan, Inc. This award is subject to the terms and conditions of this award and the plan itself, copies of which are available by clicking on the Client Home Page button of the Allergan/Smith Barney Stock Plan Services website. To view the details and accept this award, click the button below. To accept this award go to details Vesting Start Date: Date of Vest Shares vesting over the period vesting in period occurs Allergan Authorized by: David E.I. Pyott, Chairman of the Board, President and Chief Executive Officer